Exhibit 99(a)(1)(E)

SILICON IMAGE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

ELECTION FORM

Before signing this Election Form, please make sure you read and understand the documents that make up this offer, including: (1) the Schedule TO filed with the Securities and Exchange Commission and available at www.sec.gov; (2) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (3) the E-Mail Announcement of the Offer to Exchange, dated August 4, 2010; and (4) this Election Form. The offer is subject to the terms of these documents as they may be amended. By this offer, Silicon Image is giving eligible employees the opportunity to exchange some or all of their outstanding options with an exercise price greater than or equal to $6.64 per share (“eligible options”), whether vested or unvested, for new Restricted Stock Units (“RSUs”). Your participation in the offer is completely voluntary. This offer expires at 9:00 p.m., U.S. Pacific Time, on August 31, 2010, unless the offer is extended. TO MAKE AN ELECTION PLEASE FOLLOW THE INSTRUCTIONS ON THIS FORM.

If you participate in this offer, you may exchange your eligible options for new RSUs pursuant to the exchange ratios set forth in Section 2 the Offer to Exchange. The number of RSUs you receive will be based on the exercise price of your exchanged options as described in Section 2 of the Offer to Exchange. Each RSU that you receive in the exchange will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Except as provided in the Offer to Exchange, vesting on any date is subject to your continued service with Silicon Image through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU ACKNOWLEDGE AND AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

To participate in the offer, you must complete, sign, date and deliver this Election Form via facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., U.S. Pacific Time, on August, 31, 2010 (the “expiration date”), unless the offer is extended, to:

Michael Macalintal

SEC Reporting Manager

Silicon Image, Inc.

E-mail: michael.macalintal@siliconimage.com

Fax: (408) 830-9531

[Alternatively, you may complete and submit your election via the offer website at https://siliconimage.equitybenefits.com by 9:00 p.m., U.S. Pacific Time, on August 31, 2010, unless the offer is extended.]*

Only responses that are complete, signed and actually received by the deadline will be accepted. Responses must be submitted [through the offer website,]* by facsimile or by e-mail. Responses submitted by any other means, including hand delivery, interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted.

You may change or withdraw your election at any time prior to the expiration date. To change or withdraw your election, you must complete and submit a new Election Form using the procedures described above indicating your new election. Once we receive your new, properly completed Election Form, any previously submitted election will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all eligible options you wish to exchange, even if they were previously elected for exchange on a previously submitted form. You will be bound by the last properly submitted Election Form received by us prior to the expiration date.

*	[The bracketed language marked with an asterisk is not included on the Election Form for vice presidents.]

You should note that if you withdraw your acceptance of the offer with respect to some or all of your eligible options, you will not receive any restricted stock units pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the option plan under which they were granted, and by the existing option agreements between you and Silicon Image.

Please make your election by checking the appropriate box below:

☐ Yes, I wish to participate in the offer as to my Eligible Options listed below. Be sure to indicate a “Yes” or “No” election for each option in the “Election” column:

Original Options								Replacement RSUs
Option Grant Number	Plan/ Option Type	Option Grant Date	Exercise Price Per Share	Options Outstanding(1)	Options Vested(1)	Options Unvested(1)	For VPS Only(2): Number of Options Elected for Exchange	Exchange Ratio	RSUs in Exchange	RSUs with 1 Year Vesting Schedule(3)(5)	RSUs with 2 Year Vesting Schedule (4)(5)	Election (Yes/No)
012345	1999 /NQ	09/10/02	$6.66	25,000	25,000	0		2.90:1	8,621	8,621	0

(1)	The number of options outstanding, vested and unvested reflects information through August 31, 2010.
(2)	Vice presidents of Silicon Image may not tender more than 50% of their eligible options. To allow vice presidents to comply with this limitation on their participation in the offer, they are permitted to tender less than all outstanding eligible options subject to a particular option grant. All other employees are required to tender eligible options on a grant-by-grant basis. If you are a vice president, please indicate in the space provided the number of eligible options subject to each option grant that you are electing to tender for exchange.
(3)	The number of RSUs vesting on the one year anniversary of the grant date is equal to 100% of the RSUs received for vested options and 50% of the RSUs received for unvested options, unless you are a vice president of the Silicon Image. If you are a vice president, all of the RSUs will vest as set forth in footnote 5 below.
(4)	The number of RSUs vesting on the two year anniversary of the grant date is equal to 50% of the RSUs received for unvested options, unless you are a vice president of the Silicon Image. If you are a vice president, all of the RSUs will vest as set forth in footnote 5 below.
(5)	For vice presidents, the number of RSUs vesting on each of the one and two year anniversaries of the grant date is equal to 50% of the RSUs received, regardless of whether the eligible options tendered in exchange were vested or unvested.

My eligible options that are specifically listed above will be cancelled irrevocably on August 31, 2010.

OR

☐ Yes, I wish to participate in the offer as to ALL of my Eligible Options. All of my Eligible Options will be cancelled irrevocably on August 31, 2010.

OR

☐ I wish to withdraw my previous election and REJECT the offer to exchange my Eligible Options. I do not wish to exchange any Eligible Options.

I understand that this Election Form will replace any Election Form I previously submitted.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address

RETURN TO SILICON IMAGE VIA FACSIMILE AT (408) 830-9531 OR E-MAIL AT

MICHAEL.MACALINTAL@SILICONIMAGE.COM NO LATER THAN 9:00 P.M., U.S. PACIFIC TIME,

ON AUGUST 31, 2010.